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Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                      (unaudited - in millions, except ratios)

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Years ended December 31,                                        2001    2000    1999    1998    1997
                                                                (B)     (B)             (B)     (B)
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
Income from continuing operations
      before income taxes and cumulative
      effect of accounting change                             $  964  $  946  $1,052    $493    $570
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Fixed charges
      Interest costs                                             130     135     123     152     166
      Estimated interest in rentals (A)                           36      33      30      26      26
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Fixed charges as defined                                         166     168     153     178     192
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Adjustments to income
      Interest costs capitalized                                 (22)    (14)    (10)     (4)     (6)
      Losses of less than majority owned
          affiliates, net of dividends                            (1)     (2)     (2)     --      --
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      Income as adjusted                                      $1,107  $1,098  $1,193    $667    $756
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Ratio of earnings to fixed charges                              6.67    6.54    7.80    3.75    3.94
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Nine months ended September 30,                                                                 2002
                                                                                                 (B)
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Income before income taxes                                                                    $1,041
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Fixed charges
      Interest costs                                                                              73
      Estimated interest in rentals (A)                                                           27
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Fixed charges as defined                                                                         100
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Adjustments to income
      Interest costs capitalized                                                                 (19)
      Losses of less than majority-owned
          affiliates, net of dividends                                                            --
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      Income as adjusted                                                                      $1,122
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Ratio of earnings to fixed charges                                                             11.22
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(A)   Represents the estimated interest portion of rents.

(B) Excluding the following significant unusual charges, the ratio of earnings to fixed charges was 11.73, 9.49, 8.24, 6.08 and 5.08 in 2002, 2001, 2000,
      1998 and 1997, respectively.

      2002:    $51 million charge for in-process research and development
               (IPR&D).
      2001:    $280 million charge for IPR&D and acquisition-related costs, $189 million charge relating to discontinuing the A, AF and AX series dialyzers.
      2000:    $286 million charge for IPR&D and acquisition-related costs.
      1998:    $116 million IPR&D charge, $178 million net litigation charge,
               $122 million exit and reorganization costs charge.
      1997:    $220 million charge for IPR&D.